Exhibit 99.1
Contact:
Rob Mills
CFO
Knology, Inc.
Knology Broadband, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY, INC. AND KNOLOGY BROADBAND, INC.
EXTEND EXCHANGE OFFER

WEST POINT, Ga. (August 23, 2002)—Knology, Inc. (“Knology” and, together with its subsidiaries, the “Company”) announced that it is extending its exchange offer for the 11 7/8% Senior Discount Notes due 2007 (the “Old Notes”) issued by Knology’s subsidiary, Knology Broadband, Inc. (“Broadband”). The exchange offer, as extended, will expire at 5:00 p.m., New York City time, on September 6, 2002, unless extended by the Company.

As of August 22, 2002, the Company had received tenders of $353.3 million principal amount at maturity of Old Notes, including guarantees of delivery, representing 93% of the $379.9 million aggregate principal amount at maturity of Old Notes subject to the exchange offer. An additional $64.2 million principal amount at maturity of Old Notes outstanding are held by Valley Telephone Co., Inc. (“Valley”), a subsidiary of Knology, and will be canceled at the completion of the exchange offer. The exchange offer is subject to certain conditions, including the exchange of 100% of the outstanding Old Notes (other than those held by non-accredited investors and Valley), which condition may be waived under certain circumstances.

In connection with the exchange offer, the Company also solicited consents to amend the terms of the indenture governing the Old Notes. As of August 22, 2002, the Company had received sufficient consents to amend the indenture, and has amended the indenture to remove certain covenants, thereby terminating the ability of holders of Old Notes to withdraw Old Notes once tendered.

If the conditions to the exchange offer are not satisfied or waived, the Company will seek to restructure the Old Notes pursuant to a prepackaged plan of reorganization of Broadband under the Bankruptcy Code. The Company has conducted a solicitation of acceptances with respect to the prepackaged plan of reorganization, and, as of August 22, 2002, the Company had received sufficient acceptances to obtain approval of the prepackaged plan by the bankruptcy court on a consensual basis. Accordingly, the solicitation of acceptances with respect to the completion of the prepackaged plan has been completed and will not be extended.

Offers to exchange Old Notes are made only by the Offering Circular and Solicitation Statement, which can be obtained by calling MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 (call collect) for banks and brokers or (800) 322-2885 (toll-free) for all others. In addition, holders of the Old Notes may contact Credit

Suisse First Boston Corporation, the Dealer Manager, at (212) 538-0653 (call collect), attention David Alterman, with questions regarding the exchange offer.

The securities discussed in this news release as issuable pursuant to the exchange offer will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Knology and Broadband

Knology and Broadband, headquartered in West Point, Georgia, are leading providers of interactive voice, video and data services in the Southeast. Their interactive broadband networks are some of the most technologically advanced in the country. Knology and Broadband provide residential and business customers over 200 channels of digital cable TV, local and long distance digital telephone service featuring the latest enhanced voice messaging services, and high speed Internet service, which enables consumers to download video, audio and graphic files at fast speeds via a cable modem. Broadband was initially formed in 1995 by ITC Holding Company, Inc., a telecommunications holding company in West Point, Georgia, and South Atlantic Venture Funds, and Knology was formed in 1998. For more information, please visit our Internet site at www.knology.com.

Information about Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that either individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation, (1) that the restructuring plan may not be consummated as planned, (2) that needed financing may not be available to us if and as needed, (3) that we may not retain or grow our customer base, (4) that we may fail to be competitive with existing and new competitors, (5) that we may not adequately respond to technological developments impacting our industry and markets, and (6) that a significant change in the growth rate of the overall U.S. economy may occur such that consumer and corporate spending are materially impacted. Other risks include those set forth in Knology’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our other filings with the SEC.